Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated and made effective as of the 29 day of May 2018 (“Execution Date”), by and between Sean Fitzpatrick, an individual with a mailing address of 1223 Calle Luchetti, #10; San Juan, PR 00907 (“Sean”), Jordan Iversen, an individual with a mailing address of 3358 Haas Dr.; Aptos, CA 95003 (“Jordan”), Varun Pathak, an individual with a mailing address of H-183 Sector 41 Gautam Budhnagar, Noida 201303; Uttar Pradesh, India (“Varun”), Javier Pascual, an individual with a mailing address of 1717 Ave. Ponce de Leon, Apt. 1106; San Juan, PR 00909 (“Javier”), Michelle Fitzpatrick, an individual with a mailing address of 1223 Calle Luchetti, #10; San Juan, PR 00907 (“Michelle”), Christopher Reed, an individual with a mailing address of 3145 Center Street; Soquel, CA 95073 (“Chris”), John and Edwina Fitzpatrick, individuals with a mailing address of 1166 Rhoda Way; Concord, CA 94518 (“Mr. & Mrs. Fitzpatrick”), Proinsias Fitzpatrick, an individual with a mailing address of 2511 Preserve Trail; Cedar Park, TX 78613 (“Proinsias”) and hereinafter referred to collectively altogether as (“Sellers”), and Immudyne PR, LLC, a Puerto Rico limited liability company with an address at 53 Calle Las Palmeras, Suite 802, San Juan Puerto Rico 00901 hereinafter referred to as (“Purchaser”).

Whereas, Sellers altogether own 100% of the membership interests of LegalSimpli Software LLC, a Puerto Rico limited liability company (the “Company”) (the aggregated membership interests referred to hereafter as the “Membership Interests”); and

Whereas, Sellers altogether desire to sell 51% of the Membership Interests, and Purchaser desires to purchase, 51% of the Membership Interests from the Sellers for a total purchase of 51% of the total Membership Interests (the “Purchased Interests”) on the terms and subject to the conditions set forth in this Agreement and reflected on Exhibit A.

Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1 PURCHASE AND SALE

1.1 Sale of the Purchased Interests. Purchaser agrees to buy from Sellers and Sellers agree to sell to Purchaser the Purchased Interests at the Closing (as defined below) on the terms and subject to the conditions set forth in this Agreement.

1.2 Purchase Payment. In exchange for the Purchased Interests and in full payment therefor, Purchaser shall pay up to $350,000.00 in cash based on the following schedule and milestone achievements. In the event that milestones are not met by the Company and Purchaser does not contribute the entire $350,000.00 in cash, Purchaser shall still own $51% of the Company.

●	$150,000 will be advanced by Seller upon execution of this Agreement

●	$100,000 will be advanced on the 90-day anniversary of this Agreement so long as gross revenue for the preceding 30-day period is equal to or greater $75,000

●	$100,000 will be wired on the 180-day anniversary of this Agreement so long as gross revenue for the preceding 30-day period is equal to or greater $150,000 with a minimum net profit margin of 25%

1.3 Closing. The closing of the transaction described in this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement.

1.4 Documents to be Delivered.

(a) At the Closing, each Seller shall deliver the following documents to Purchaser:

(i) an assignment of membership interest representing the Purchased Interests purchased from such Seller;

(ii) a Certificate of Good Standing for the Company, issued by the requisite authority in Puerto Rico no more than 30 days prior to the date hereof;

(iii) a copy of the Certificate of Formation of the Company;

(iv) a copy of the Company’s federal EIN approval;

(v) all books and records of the Company;

(vi) the Company’s minute book;

(vii) all passwords, passcodes, pin numbers and any similar information required to access any and all Company bank accounts;

(viii) access to any and all financial records;

(x) such other documents relating to the transactions contemplated by this Agreement as Purchaser or its counsel may reasonably request (the foregoing are collectively referred to hereinafter as the “Sellers Closing Documents”).

(b) At the Closing, Purchaser shall deliver the following documents:

(i) evidence of the wire payments to each Seller of the Cash Purchase Price;

(ii) an executed counterpart signature to the Amended Operating Agreement;

(iii) an executed counterpart signature to the Line of Credit Agreement;

(iv) such other documents relating to the transactions contemplated by this Agreement as Sellers or its counsel may reasonably request (the foregoing are collectively referred to hereinafter as the “Purchaser Closing Documents”).

1.5 Further Assurances. From and after the date hereof, the parties shall, without further cost or expense to the other, duly execute, acknowledge and deliver such further documents and take such other actions and give such other assurances as the other may reasonably request in order to effectuate the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

For purposes of this Agreement, “knowledge” means the conscious awareness of the party making the representation. Sellers hereby represent and warrants to Purchaser that, as of the date hereof:

2.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Puerto Rico. The Company has the requisite corporate power and authority to own its assets, to carry on its business as presently conducted.

2.2 Due Authorization. The transfer of the Purchased Interests to the Purchaser has been duly authorized by all requisite action of the Company and its members. The terms of this Agreement do not contravene the terms of the Company’s Certificate of Formation, Limited Liability Company Agreement, or any material agreement or instrument to which the Company is a party or by which it is bound.

2.3 Interests Outstanding. Sellers own 100% of the Membership Interests (and therefore all of the Purchased Interests) and no third party has any ownership, claim, lien or economic interest in the Company either as a shareholder, member or otherwise. The Company has not granted or issued, or agreed to grant or issue, any option, warrant or other commitment to issue or to acquire any Membership Interests or any securities giving any person any right to acquire from the Company or sell to the Company any Membership Interests. The Company has no subsidiaries and no direct or indirect ownership interest (by way of stock ownership or otherwise) in any other firm, corporation, partnership, limited liability, association or business enterprise.

2.4 Title to Purchased Interests. The Purchased Interests have been duly issued and are fully vested in Sellers; and Sellers have the right to sell, assign and transfer the Purchased Interests pursuant to this Agreement, and the Purchased Interests transferred pursuant to this Agreement constitute all of Seller's right, title and interest as a member of the Company. Sellers have the power to enter into and perform this Agreement and this Agreement constitutes a valid, binding and enforceable obligation of Sellers. Sellers have and at the Closing will convey to Purchaser good and clear record and marketable title to the Purchased Interests, free and clear of all encumbrances, including without limitation, liens, claims, security interests, judgements voting trusts or shareholder agreements, proxies and marital or community property interests. Sellers have not heretofore transferred, assigned, encumbered or granted a security interest in the Purchased Interests, nor assigned the proceeds due Sellers therefrom.

2.5 Title to Company Property. The Company has good and valid title to all of its personal properties and assets, tangible and intangible.

2.6 No Conflicts. To Sellers’ knowledge, the execution and delivery of this Agreement will not violate any provision of law and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party.

2.7 Legal Proceedings. The Company is not a party to, or (to the Company’s knowledge) threatened to be made a party to, any legal action or proceeding before any judicial, administrative or arbitral forum. The Company has not received any notice or other communication (whether oral or written) from any governmental authority regarding any actual or potential violation of any applicable law, regulation or order alleged to have been committed by the Company. The Company is not subject to any judgement, order or decree by any court, agency or other governmental instrumentality which materially affects the conducts of the Company’s business.

2.8 Payment of Taxes. Sellers have paid, or will pay in due course, in full, all taxes due for periods prior to the Closing and any interest and penalties with respect thereto (including without limitation all federal, state and city profits, income, sales, use, occupation, property, excise, social security, withholding, unemployment insurance, licenses and other taxes required to be paid by the Company in connection with the business), have duly and timely filed or will file in due course, all tax returns and tax reports required to be filed in connection with the business for periods prior to the Closing.

2.9 Material Adverse Events. To Sellers’ actual knowledge, the Company has not, since the date of delivery of the financial records of the Company to Purchaser, committed or experienced any act or event outside the normal course of the business and there have been no material adverse events that would cause the information contained in the financial records to become materially untrue or misleading.

2.10 Company Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of members thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company, as previously made available to Purchaser, accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

2.11 Executory Contracts. All executory contracts of the Company, to the extent unperformed or undelivered prior to Closing, are in full force and effect, without any existing default, arrearage or event of default by the Company, and are enforceable according to their respective terms and no claim, suit or proceeding has been initiated or threatened with respect to or relating to any or all such contracts.

2.12 Customer Records. The Sellers have not disclosed and will not hereafter disclose any substantial portion of the information set forth in the Company's customer records or files to any other person, entity or firm, except as may be required by law.

2.13 Undisclosed Liabilities. To Sellers’ knowledge, the Company does not have any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether now due or to become due), including any liability for taxes, except for: (a) liabilities set forth on Schedule 2.13 attached hereto; and (b) liabilities that have arisen in the ordinary course of business subsequent to such date on which the Purchaser reviewed the financial information of the Company.

2.14 Accounts Receivable; Orders; Contracts. All proceeds received by, to be received by in the future, or accrued to but not yet received by, the Company or the Sellers, as the result of any customer orders or contracts of the Company, originated, placed and/or executed after Execution Date, shall be deposited into a Company bank account and shall be the property of the Company and Sellers shall not receive the benefit therefrom. Sellers warrant that any and all such orders or contracts, as of the date hereof, are listed on Schedule 2.14 attached hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that, as of the date hereof:

3.1 Valid and Binding Obligations. This Agreement and all other instruments or documents delivered in connection herewith have been executed and delivered by Purchaser and each is a valid and binding agreement, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other general laws affecting the rights and remedies of creditors and subject to general equity principles.

3.2 Solvency; Sufficiency of Funds. Upon consummation of the transactions contemplated in this Agreement, Purchaser will not (a) be insolvent, (b) have incurred debts beyond his ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of his assets. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to meet its obligations and to consummate the transactions contemplated in this Agreement.

3.3 Independent Investigation. Purchaser has conducted his own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that he has been provided adequate access to the personnel, assets, books and records, and all other documents and data of the Company for such purpose.

ARTICLE 4

CONDITIONS

4.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, in all respects, as of the Closing, of the following conditions (any or all of which Purchaser, in its sole discretion, may waive):

(a) Representations and Warranties; Covenants. The representations and warranties of Sellers made herein shall be true and correct in all material respects at and as of the Closing, as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and Sellers shall have fully performed all of the obligations required to be performed by such Party hereunder prior to the Closing.

(b) Closing Documents. At the Closing, each of the Sellers shall have delivered or caused to be delivered to Purchaser all of the Sellers Closing Documents.

4.2 Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment in all material respects as of the Closing of the following conditions (any or all of which Sellers may waive):

(a) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing, as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and Purchaser shall have fully performed all of the covenants required to be performed by Purchaser hereunder prior to the Closing.

(b) Closing Documents. At the Closing, Purchaser shall have delivered to Sellers the Purchaser Closing Documents.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification by Sellers. Sellers shall, jointly and severally, indemnify, defend, and hold harmless the Purchaser, its partners, employees, agents, servants, counsel, representatives, participants, or respective successors and assigns, and any of their respective affiliates, from and against any losses, liabilities, obligations, claims, contingencies, damages, deficiencies, taxes, costs, or expenses, including, without limitation, interest, penalties, court costs, attorney’s fees, costs of investigation and amounts paid in settlements that Purchaser may suffer or incur as a result of, based upon, arising out of, or otherwise related to:

(a)	any material inaccuracy in, or any intentional, fraudulent or grossly negligent breach of, any representation or warranty made by Sellers in this Agreement or any certificate or document delivered by Sellers pursuant to this Agreement, or any misrepresentation made hereunder;

(b)	any intentional, fraudulent or grossly negligent breach or non-performance by Sellers of any obligation or covenant to be performed by Sellers that is contained in this Agreement or any agreement, certificate or other document delivered pursuant hereto; and

(c)	any events, occurrences, or omissions which pre-date the Closing, whether known or unknown.

5.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Sellers, their representatives, and their collective respective successors and assigns from and against all Damages, whether or not involving a claim of a third party, suffered or incurred by Sellers by reason of, or arising or resulting from:

(a) Any intentional, fraudulent or grossly negligent breach of any representation or warranty made by Purchaser in this Agreement or any certificate or document delivered by Purchaser pursuant to this Agreement; and

(b) Any intentional, fraudulent or grossly negligent breach by Purchaser of any obligation of Purchaser in this Agreement.

5.3 Maximum Amount. Except for claims based on fraud, (i) the aggregate liability of the Damages shall not exceed $350,000 and (ii) the aggregate liability of the Seller for all Damages under this Agreement shall not exceed the Purchase Price (the Indemnification Cap).

ARTICLE 6

COVENANTS OF NON-COMPETITION AND NON-SOLICITATION

Each Seller hereby covenants that, for any period during which the Seller is a manager, member, officer, director, or consultant of the Company, or is affiliated with the Company in any capacity, and for a period of twelve (12) calendar months following the date of termination of such relationship:

6.1 Non-Competition. Seller shall not engage in, own or control an interest in, or act as principal, director or officer of, or consultant to, or employee of, or independent contractor to, any firm or corporation: (i) engaged in a venture or business substantially similar to that of the Company; or (ii) which is in direct or indirect competition with the Company in any jurisdiction whether domestic or foreign.

6.2 Non-Solicitation. Seller shall not, directly or indirectly, for Seller’s benefit or the benefit of a third party: (i) induce or attempt to induce any employees of the Company or any of its subsidiaries or affiliates to leave the employ of the Company or diminish his or her relationship with the Company; or (ii) solicit the business of any client, customer or vendor of the Company, or any client, customer or vendor that could reasonably be expected to be a client, customer or vendor of the Company

ARTICLE 7

MISCELLANEOUS

7.1 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party hereto shall survive for a period of two (2) years following the Closing.

7.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed via U.S. Postal Service or express courier service to a party at the party’s address as stated in the first paragraph of this Agreement.

7.3 Entire Agreement. This Agreement and the other documents referenced herein, supersede all prior discussions and agreements between the parties with respect to the subject matter hereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

7.4 Expenses. Unless otherwise agreed in writing by the parties hereto, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

7.6 MANDATORY FORUM SELECTION. THE SELLERS AND PURCHASER IRREVOCABLY AGREE THAT ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NEW YORK. THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENT WITH DELAWARE LAW. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE SELLERS OR PURCHASER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

7.7 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of all parties hereto.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A copy, facsimile or electronic signature shall be binding and enforceable as an original signature of a party.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, this Membership Interest Purchase Agreement has been duly executed and delivered by each party hereto as of the date first above written.

Sellers:

Sean Fitzpatrick

Jordan Iversen

Varun Pathak

Javier Pascual

Michelle Fitzpatrick

Christopher Reed

John Fitzpatrick

Edwina Fitzpatrick

Proinsias Fitzpatrick

Purchaser:

Immudyne PR, LLC
Justin Schreiber, President